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                                                                    EXHIBIT 99.1
                         NCO Portfolio Management, Inc.

                        1st Quarter 2003 Conference Call
                              Leader: Nicole Engel
                                   May 7, 2003
                                  10:00 AM EST



Operator:         Good morning. My name is Christie and I will be your
                  conference facilitator today. At this time, I would like to welcome everyone to the NCO Portfolio Management, Inc. 1st
                  Quarter 2003 Earnings' conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period.
                  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

                  Thank you. Ms. Engel, you may begin your conference.

Nicole Engel:     Good morning and thank you for joining us today to discuss NCO
                  Portfolio Management's 1st Quarter 2003 results. By now you should have all received a faxed copy of the press release.
                  However, if anyone is missing a copy and would like one, please contact our office at (212) 445-8000 and we will send one over to you and ensure that you are on the Company's distribution list.

                  There will be a replay of the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing (800) 642-1687 or (706) 645-9291. Please note that the pass code for the replay provided in the April 28th release was incorrect and the correct code can be found in yesterday's release, which is 184671.

                  On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group, Inc. and NCO Portfolio Management, Inc.; Rick Palmer, Chief Financial Officer of NCO Portfolio Management, Inc.; and Steven Winoker, Executive Vice President of Finance and Chief Financial Officer of NCO Group, Inc.

                  Management will make some opening comments and then we will open the line for questions. Before I begin, I would like to read a forward-looking statements disclaimer. Certain statements on this call, including, without limitation, statements as to NCO Portfolio or management's outlook as to financial results in 2003 and beyond; statements as to the

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                  effect of the economy on NCO Portfolio's business; statements as to NCO Portfolio or management's belief, expectations or opinions; and all other statements on this call other than historical facts are "forward-looking statements" as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties and are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results.

                  In addition to these factors, certain other factors, including those discussed in today's release and other risks detailed from time to time in NCO Portfolio's filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on March 13, 2003, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                  Michael, are you ready to begin?

Michael Barrist:  Yes. Thank you. I would like to thank everyone for joining NCO
                  Portfolio Management's first quarter call. Today's call will be broken into several sections. First, I will provide an operational recap of the quarter. I will then review our current operating environment, including strategy. Rick Palmer, our Chief Financial Officer, will provide a detailed financial recap of the quarter and then, as always, we will open up for questions.

                  During the first quarter, NCO Portfolio continued to benefit from an improving purchase marketplace. Revenue for the quarter was in line with our internal expectations of $18.2 million. However, higher than expected contingent collection and legal fees, in conjunction with increased interest expense associated with lender participation on several newer portfolios, caused net income and earnings per share to be slightly below our expectations at $1.4 million and $0.11, respectively.

                  During the quarter, the availability of portfolios in the marketplace continued to improve. The Company purchased approximately $480.2 million of accounts for an aggregate price of approximately $18.2 million, or about 3.78 cents on a dollar. This is inclusive of our investment in the Marlin joint venture, where we invested in purchases of $34 million of accounts for an aggregate price of $320,000, or 1.09 cents on the dollar.

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                  While our ability to purchase at our range has improved over the last several quarters, we continue to be cautious about the sustainability of this trend, since there appears to be a significant influx of capital being deployed in the market and we have seen some deals price outside of any rational targeted level of profitability. It is our belief that the poor overall investment returns in the market have led new investors to make capital available to debt buyers at a lower net return than the risk inherent in this business should warrant.

                  Additionally, as I stated during the last quarter call, NCO Portfolio experienced higher than expected contingent collection and legal fees as a result of improved collections related to tax season, as well as increased interest expense associated with lender participation on several newer portfolios. This lender participation is being driven by better than expected performance on finance portfolios. However, it shows up as increased interest expense during the quarter. During the quarter, we recognize approximately 49%, or 51% if you adjust it for proceeds from resales of accounts, of collections as revenue and allocated the remaining 51% to amortization - that would be 49% if you also adjusted for resales.

                  Our overall percentage of revenue to collections continues to be lower than desired, as the older portfolios transition to a greater percentage of amortization. This trend is to be expected, and will reverse if we are able to continue to operate in a favorable purchase environment and are able to deploy larger amounts of capital so that the ratio of newer portfolios to older portfolios improves.

                  Additionally, during the quarter, NCO Portfolio continued to incur impairment charges on several or our older portfolios. This trend also is continuing to slow down, since the majority of problematic portfolios that were purchased prior to the down-turned economy have become impaired.

                  As we have discussed in prior calls, portfolios that have become impaired go into a cost recovery mode whereby all collections we receive are applied to the remaining carrying value on the books. Over the past few quarters, we have discussed a series of initiatives that were put in place to

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                  improve collections and streamline NCPM's cost structure. To date, all of NCPM's legal collection referrals and outside agency management functions have been transferred to NCO Financial Systems. We have successfully deployed a balance transfer program with a major credit card issuer. We have converted nearly all aspects of the purchased portfolio oversite to launch streamlined and owner-oriented IT infrastructure with new and expanded reporting and management tools. These steps will help us maintain the virtual nature of our business model, and, we believe, will best position the Company to never be in a position where we have to buy portfolios in order to maintain fixed infrastructure. In essence, this is a business of risk, and with a business of risk, you cannot chase growth for growth's sake, which is how mistakes are made.

                  The Marlin joint venture, which is our vehicle for exploiting the utility and health care space, continues to produce positive results. During the quarter, total purchases in this venture were $68 million of accounts for an aggregate purchase price of $741,000, or 1.09 on the dollar.

                  In addition, we will embark on several initiatives to drive revenue growth. As discussed in our last two quarterly calls, we continue to focus on larger, more predictable pools of accounts in conjunction with the current small purchase market where we have typically sourced the majority of our buys. These portfolios, much like the Legacy Creditrust portfolios and the Great Lakes portfolios, have large blocks of performing assets and can be bought at substantial discounts.

                  During the quarter, we began to purchase certain pools of accounts in conjunction with other buyers. This policy helps us to take advantage of larger opportunities, while managing the amount of risk associated with any given pool. During the first quarter, we also began to explore the feasibility of purchasing commercial accounts via NCO's dominant position in the business-to-business market. This initiative is still being reviewed and will most likely be tested during the third quarter of this year.

                  In December of last year, we purchased an 80% interest in a portfolio from a major financial institution in the United Kingdom, our first non-domestic portfolio. The portfolio is comprised of charged-off consumer loans to residents of the United Kingdom. Our 20% partner in this transaction is NCO

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                  Financial Systems U.K. Ltd. NCO U.K. is a wholly-owned
                  subsidiary of NCO Group, whose principle business is contingent fee based collections in the United Kingdom. NCO U.K. has been servicing the portfolio since it was originally outsourced by the seller, which gave us an underwriting advantage and limited our risk portfolio.

                  The success of this initial purchase, in conjunction with NCO Group's strong market presence in the U.K. and Canada, makes the exploitation of these markets a major initiative over the next few years.

                  We have received a lot of calls from investors questioning our tenure and collections per employee on our purchased portfolio. During the first quarter, NCO Financial's average tenure of the employees utilized to collect our portfolios was
                  1.7 years and the average collections for those collectors on a monthly basis was $17,617.00.

                  As we move into the next several quarters, we will continue to maintain the discipline required to create long-term shareholder value. During the last conference call, we did not provide guidance, as we were unable to gain adequate visibility into the year. While our visibility remains limited, we are currently expecting our earnings per share for the remaining three quarters of the year to be between $0.05 and $0.10 per quarter.

                  I will now turn the call over to Rick Palmer for our financial recap.

Rick Palmer:      Thank you Michael. Collections for the quarter were $36.7
                  million, which translated into revenue of $18 million, while revenue recognition percentage, or RRP, was 49% of collections. Collections were within our expected range, and adjusted for the $1.5 million in resale proceeds included in collections, to be discussed in a few moments, the revenue recognition percentage was 51%, which is in line with our expectations.

                  Included in collections this quarter, were $1.5 million in proceeds from the sale of certain accounts in connection with the purchase of one portfolio this quarter. We will call them "resales". Since our intent is to enhance the purchases' overall collection performance, these resales of accounts from newly acquired portfolios that have not yet been placed into service are recorded as a component of collections.

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                  As a result, no gain or loss was recorded at the time of the sale; instead, the IRRs for the related portfolios are incrementally increased. The resales increased collections by $1.5 million, but only modestly increased the IRRs of the portfolios from which the accounts were selected.

                  Collections last quarter were $33.2 million, which produced $16.7 million or a revenue recognition percentage of 50%. Remember, last quarter, the revenue recognition percentage was diluted by resales of $1.7 million as well; revenue recognition percentage adjusted for the resales was 53%.

                  Collections for the first quarter last year were $27.3 million, which produced $16.3 million in revenue or a 60% revenue recognition percentage. As you would expect, collections on older files started to decline and collections on newer purchases rose to fill in the gaps. Accordingly, purchases in 2002 and first quarter 2003 contributed significantly to the increase in collections this quarter over last quarter and particularly over the quarter year ago. However, the impact of the economy on collections on existing files, and in turn future estimated collections, had the effect of flattening revenue and lowering the revenue recognition percentage this quarter and last quarter as compared to last year.

                  Collections were in line with normal seasonal improvements. Collections of revenue on first quarter purchases somewhat exceeded our expectations for the quarter, offsetting some of the under performance that we continue to experience on files purchased in earlier years. It is important to note that the revenue recognition percentage was stable at 51% for the current two quarters, as the effect of more recent quarters' purchases made in anticipation of the current economic outlook and performing at or above targets start to overtake the declines in performance we have experienced on the older purchases.

                  Moving on to operating expenses. Operating expenses were $13.7 million, compared to $11.5 million last quarter and $10.2 million in the first quarter of last year. Included in operating expenses are servicing fees of $11.9 million compared to $10.2 million last quarter and $8.3 million in the first quarter of last year. It is important, when analyzing our results, to remember that servicing fee expenses are paid


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                  as a commission on collections and not on revenue.
                  Accordingly, strong collections result in higher commissions. Interestingly, the effect on commissions is actually higher than the effect on revenue. Strong collections increase our revenue over time, but the higher servicing costs remain in the current quarter. Of course, in the long run, the stronger the collections, the stronger the profits and profitability.

                  Servicing expense as a percentage of collections was a blended 32% this quarter. Servicing fees as a percentage of collections was lowered somewhat by the inclusion of $1.5 million in collections from the resales of accounts with no corresponding servicing fees. Servicing fees as a percentage of collections without the resale proceeds was a blended 34%, in line with our expectation.

                  Our press release table now excludes collections on our off balance sheet securitization, Creditrust 98-2. This had the effect of increasing the blended fee percentage compared to prior quarters. Last quarter, the blended servicing fees on a comparable basis was 31%. Further, adjusting for the proceeds from the resales of accounts last quarter of $1.7 million, servicing fees as a percent of collections was 32% last quarter, on a comparable basis. Servicing fees were 30% of collections in the first quarter of last year, on a comparable basis.

                  The increase in servicing fees expense over last year is principally due to increases in collections and, to a lesser extent, an increase of the overall rates we pay in servicing costs. Servicing rates have generally risen as files become somewhat more seasoned or we purchase more seasoned files, and where legal contingency and third party outsourcing by NCO Group are passed through at higher servicing rates demanded in the market. All of the servicing fees this quarter, last quarter and the first quarter of last year were paid to NCO Group.

                  Continuing on to impairments on purchased receivable. On several portfolios acquired over two to three years ago in a more favorable economic climate, collection shortfalls in this quarter resulted in further reduction of future collection estimates significant enough to create impairments, as the expected future collections were less than the carrying values of these portfolios.
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                  The impairment recorded for the first quarter was $310,000, or
                  0.02% of the carrying value of all portfolios, compared to $339,000, or 0.02%, for the last quarter. The carrying value of all impaired portfolios as of March 31, 2003, aggregated $6.7 million, or 4.6% of the total carrying value of all purchased accounts receivables, up from $5.8 million, or 3.9%, as of December 31, 2002. Nonetheless, collections on impaired files during the quarter totaled $1.4 million, of which $1.3 million was accounted for as amortization of carrying value and $100,000 was revenue from fully cost recovered portfolios.

                  The impairment charge in the first quarter of 2002 was $797,000, or 0.06% of the carrying value of all portfolios at March 31, 2002. The carrying value of the impaired portfolios aggregated $7.4 million, or 5.5% of the carrying value of all purchased accounts receivable at March 31, 2002.

                  One comment on future impairments. Any anticipated impairments have been taken into the current period. However, estimates of some files will be higher and some lower. Under generally accepted accounting principles, any material additional downward trends on previously impaired files will result in additional impairment for the future.

                  Conversely, once a portfolio is impaired, even as future expectations rise, the portfolio will be kept in impaired status and no revenue will be recognized until the cost of the portfolio is fully recovered. However, we do not expect the future impairments will exceed 2002 levels, absent further deterioration of the economy.

                  Selling, general and administrative expenses were all in line with expectations for the quarter. As we have stated previously, these expenses are very small compared to the servicing fee component of our expense structure. This gives us an advantage by keeping our expense structure variable and scalable. All other operating expenses increased to $1.8 million this quarter from $1.3 million last quarter, but declined compared to $2 million in the first quarter of last year. Taking into effect a $340,000 non-recurring expense reduction last quarter, last quarter's other operating expenses were approximately $1.6 million.

                  Total other operating expenses increased over last quarter due principally to incentive plan accruals this quarter over last and increased selling, general and administrative expenses related principally to court costs on a higher level of collection referrals to attorneys compared to the prior period.

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                  Included in SG&A this quarter was $457,000 in court costs and filing fees. Separately, included in revenue was $198,000 of court costs and filing fees reimbursements or "cost returns". NCO and NCPM have renegotiated how court costs and related filing fees for referrals to collection attorneys are billed to NCPM. Since NCO is responsible for the operational decisions on referrals, the companies have agreed that effective with the second quarter of 2003, NCO will pay most court costs and filing fees and will be reimbursed from most debtor payments once all principle and interest are paid by the debtor.

                  For the first quarter of 2003, to transition from the prior arrangement to the new arrangement, NCO agreed to reduce court costs and filing fee charges for the quarter. Thus, resulting in approximately $1.1 million less court costs this quarter.

                  NCPM expects as a result thereof, court costs and filing fees and cost returns from reimbursements by debtors will decrease significantly in future quarters as new costs, net of all reimbursed costs, will be borne by NCO Group.

                  Operating income for the quarter was $4.5 million. Last quarter, operating income was $5.2 million. For the first quarter of last year, operating income was $6.0 million. Excluding last quarter's non-recurring expense reduction of $340,000, our operating income was essentially level this quarter compared to last. Still, we have experienced compression in our operating income this quarter compared to the first quarter of last year. Lower collections on existing files and the effect this has on yields, targeted lower yields generally on current year purchases, and somewhat higher servicing rates have resulted in a lower margin.

                  Other income and expense is principally interest expense. Interest expense is incurred on funds borrowed to finance purchases of portfolios both through the NCO Group credit facility, as well as the Cargill facility for larger purchases. Interest is also incurred on funds borrowed to finance the acquisition of Creditrust and to finance the secured notes assumed in the merger. Interest expense was $2.7 million this quarter compared to $2.5 million last quarter and $1.9 million last year. Interest expense was in line with our



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                  expectations. Interest expense increased over last quarter principally due to an increase in non-recourse secured debt due Cargill on two additional borrowings this quarter totaling $6.1 million. Interest expense was higher over the first quarter of last year principally due to increased borrowing from Cargill offset by repayments on other outstanding debt.

                  The inter-company revolver was reduced from $47.5 million at March 31, 2002, to $36.3 million at March 31, 2003. The merger related secured debt was reduced from $41.1 million at March 31, 2002, to $34.9 million at March 31, 2003. The Company has reduced the outstanding debt from operating cash flows and cash flows from principle amortization of receivables All the while making significant purchases from cash flow over the past 12 months. Additionally, we continue to benefit from a very low cost of funds on two floating rate notes, one of which is the inter-company note payable.

                  Other income reported for the quarter was $494,000. This compares to $455,000 last quarter and $131,000 in the first quarter of last year. The joint venture with Marlin continues to perform very well. $473,000 of this quarter's income relates to earnings on the Company's 50% interest in the joint venture. This compares to $387,000 last quarter. There was no significant activity in the first quarter of last year. The balance of our income is interest earned on invested cash balances.

                  There was no additional impairment expense this quarter in the joint venture. Our share of the carrying value of impaired files at March 31, 2003, was $53,000, or 1.1% of the purchased accounts receivable.

                  Income tax was provided at the combined federal and state rate of 37.5% on income before minority interest. All of the tax provision was deferred principally because of using the cost recovery method of income recognition on purchased accounts receivable for income tax reporting and the utilization of net operating loss carry forwards acquired in the merger with Creditrust.

                  Minority interest was $70,000 this quarter compared to $50,000 last quarter and none a year ago. In December 2002, as Michael has pointed out, we purchased an 80% interest in a portfolio from a major financial institution in the United Kingdom. The portfolio is composed of charged-off consumer loans to



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                  residents of the United Kingdom. Our 20% partner in the
                  transaction is NCO Financial Services U.K. Limited. NCO U.K. is a wholly owned subsidiary of NCO Group doing contingency fee collections in the United Kingdom. NCO U.K. assisted in arranging the transaction and has been servicing the portfolio since it was originally outsourced by the seller, and will continue to do so by the partnership agreement between the two companies. NCO U.K. will receive 15% of collections as a preferred distribution for its ongoing servicing of receivables.

                  Thereafter, the collections are split 80% to NCPM and 20% to NCO U.K. The compensation to NCO U.K. is believed to be market rate for comparable receivables. The partnership is consolidated for NCPM's financial statements and the 20% interest of NCO U.K. is deducted from earnings of the minority interest and consolidated earnings. Since the receivables are held by a partnership, no federal or U.K. taxes are paid by the partnership. Income taxes on 80% of the partnership's net income have been provided for in the provision for income taxes before minority interest.

                  Net income for the first quarter of 2003 was $1.4 million, or $0.11 per share on a diluted basis. This compares with net income last quarter of $2 million, or $0.15 per share on a diluted basis, and $2.7 million, or $0.20 per share on a diluted basis in the first quarter of last year.

                  In conclusion, I have a few comments on financial conditions. The Company's cash balance was $11.3 million at March 31, 2003; cash provided by operating activities was $4.3 million for the quarter. Net cash provided by investing activities was $1.7 million broken down as follows: cash provided by collections and applied to principle amortization on purchased receivables of $18.7 million; cash was used to purchase receivables of $16.9 million; and cash was used to pay distributions to NCO U.K.'s 20% minority interest of $130,000.

                  As Michael has mentioned, purchases during the quarter were somewhat higher than our expectation. Net cash used by financing activities was $1 million during the quarter; cash used to repay $378,000 on secured debt had an additional Cargill borrowing of $6.1 million; cash was used to pay down


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                  the sub-facility with NCOG of $630,000. The sub-facility now stands at $36.3 million outstanding. The maximum commitment is $36.3 million at March 31, 2003, and reduces by $3.75 million at the end of each quarter in 2003.

                  Looking forward, the Company's cash flow from operations and principle amortization of purchased accounts receivable, while reduced by the economic slowdown, is expected to provide sufficient cash flow to meet all of our obligations and purchases of new receivables.

                  Thank you ladies and gentlemen, this concludes my formal presentation.

Michael Barrist:  Great. Thanks Rick. Operator, can we now open up for questions?

Operator:         At this time I would like to remind everyone, in order to ask a question, please press star and then the number one on your telephone keypad. We will pause for just a moment to compile the Q and A roster.

                  Your first question comes from David Sharf with JMP
                  Securities.

David Sharf:      Good morning Michael.

Michael Barrist:  Hey David.

David Sharf:      I wonder if you can just expand on kind of the outlook. You referred, I think, in your opening comments to an improving purchase market, but at the same time you talked about pricing heading higher and being cautious about the sustainability. I just want to be sure, is that comment in an improving purchase market just related to the first three months of the year?

Michael Barrist:  In the fourth quarter, as well as in this quarter, we were able to deploy as much or more cash than we wanted to or had in our original budget. So, it is a favorable trend in that we were able to put our cash to work and buy deals that we want to buy. We did bid on a lot of deals that we did not win and some of them were where we had some pretty good inside information relative to the fact that we had worked the accounts. And, what we saw, was a lot of upward pressure on the big deals on pricing, a lot of people chasing them. And, for that reason, and the fact that we know of a lot of new

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                  people coming into the market, we don't sit back and say we are going to be able to deploy all of the capital we want to deploy for the remainder of the year. If pricing continues to rise that is going to affect our ability to deploy capital.

                  So, it is kind of a mixed message. We have achieved what we wanted to achieve during the quarter as far as being able to put capital to work, but, at the same time, the signals that we see in the marketplace are not the ideal environment to keep pricing steady.

                  With that said, you rely on relationships and our prior history and some of the non-pricing issues with potential sellers that have always gotten us good deals. For example, the fact that we have broad relationships with them, they know we are not upsetting any former customers, those types of things. But, I don't look at it and say the marketplace is fixed right now and is pointing directly up. I look at it as seeing some good signs, some bad signs - just stick to the plan and move forward.

David Sharf:      Okay, just looking at the supply side. Is it being dominated by a few large sellers or is it pretty broad? I am wondering if a couple issuers are accounting for a lot of the flow out there.

Michael Barrist:  There were a lot of large deals in the first quarter and there were a lot of large deals in the fourth quarter, but there were a lot of small- to mid-size deals as well. So ,I think you have both things going; your normal flow and you have a lot of large deals in the marketplace. And, I say that because we did not get some of the real big deals out there, yet, we were still able to hit our budget as far as the amount of cash we wanted to deploy.

David Sharf:      Lastly, are there any pockets or traunches by aging that look a little more attractive? A few people have told me kind of the spread between fresh and tertiary pricing is getting pretty narrow with fresh actually being one of the few areas that looks cheap approaching five or five and-a-half cents. Is there an opportunity there?

Michael Barrist:  We have played in both the fresh and the post-secondary or post-tertiary markets, fresh and old for a long time. The fresh market has been pretty stable; obviously sellers always want the most money they can get. The fact that we are in place and we have a good history with those clients allows us to meet their pricing needs because when you look at the risk


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                  reward, having years of experience with some of the fresh
                  sellers, you don't have to target an outrageous IRR because you pretty much know what you are going to get. So I think that pricing has stayed pretty steady.

                  You are absolutely correct that the older paper, I mean, historically, if you talk to us or any of our competitors we will tell you that we made most of our money on the older deals we have bought, post-secondary, post-tertiary, and everybody is chasing those deals and big volumes of those deals are calling for higher numbers. And, a lot of the big things we saw go in the first quarter as well as the fourth quarter outside of our price range were large portfolios of older accounts where we may have thought something was worth
                  2.5 cents and it sold for 3.75 cents. Some of them were pretty far out of the box from what we thought would be an appropriate number.

David Sharf:      Okay, and, I apologize, I do have one more question. Just on the lending side. When do you think that you are going to see more traditional financing, traditional warehouse lines available to this industry again, instead of such high cost participatory programs like Cargill's? Is there any sense that something may open up in the next couple of quarters?

Michael Barrist:  We continue to look at alternative financings. Our relationship with Cargill, they are a partner in our larger deals. Yes, the money is more expensive than anyone would like to spend versus a pure financing, but you get a lot of business benefit out of doing business with them, because they are really smart about this business and they have a pretty broad range of experience. I think there are some good, positive tradeoffs there. We continue to look through the market and talk to folks and try to put potential financing in place, but for right now, having the NCO credit line in place, having the Cargill money available for the larger purchases and the large cash flow from our existing inventory, we are meeting our needs and I don't think anybody is going to make cheaper money available than the NCO credit line that we have in place. So, while we are still out there punching around trying to find some interest, we will have to beat that deal, which nobody is going to do right now.

David Sharf:      Got you. Thanks very much.

Michael Barrist:  Sure.

Operator:         Your next question comes from Bill Warmington with SunTrust
                  Robinson.

Bill Warmington:  Good morning everyone.

Michael Barrist:  Hi Bill.

Bill Warmington:  I wanted, for modeling purposes, to ask a couple of questions.
                  It sounds like, Rick, in your comments, you mentioned that you expected legal expenses to be moving down in the subsequent quarters. Is that correct?

Rick Palmer:      Correct.

Bill Warmington:  So it would seem, then, that your expectations on the revenue side, if your margins should therefore, if the legal expense was going down your margins should be improving. But the EPS guidance, at least relative to what we had been modeling, it sounds like that has been moved down. So, I guess the question then comes to the revenue side. Is it the issue with the pricing that you don't feel going forward you are going to be able to deploy the cash at the same level, and so, therefore, the revenue going forward is going to be less than expected? I am trying to gauge, given that the margins ought to be improving on the existing revenue, what the revenue trend ought to be or some guidance there.

Rick Palmer:      Bill, this is Rick. Thanks for your question. I think that the spread on the EPS guidance is more a function of the purchase budget and what variables can come into play than improvement in margin play one way or another. The lower cost will be a beneficial component to our expense scenario going forward, but, you know, the SG&A expenses don't play a great role in our earnings picture. It is much more sensitive to the expectation on new business and when it will fall more than a price set.

Michael Barrist:  Bill, one of the things, just to consider, is the trend of, you know, for a couple of quarters last year we were well below our spending budget on new account purchases, and that has, to a certain extent, caused a trend where the older portfolios are outweighing the newer portfolios, and, with the older portfolios, the ratio of amortization to collections is much higher. Yes, we have had two good quarters of deploying capital and bringing newer assets onto the books that have a much lower ratio of amortization to collections. But, from an estimation viewpoint and a prediction viewpoint, we are taking a conservative view of our ability to deploy capital for the remainder of the year.

                  And, again, to reverse the trend of the ratio of revenue to collections, the downward trend, we have got to get that moving upward. We have to deploy a substantial amount of capital through the end of the year.

Bill Warmington:  A question for you on the participation with the lenders. I just wanted to make sure I understood this correctly. The portion where you share revenue after the cost of the portfolio has been collected, that sharing of the revenue shows up as, is that treated as interest expense, am I correct in that?

Rick Palmer:      That is correct.

Bill Warmington:  And then could I have the resale number again for the quarter and I just wanted to see if you could share with us also what the resale numbers have been in the past and whether that is likely to be a portion of what you are doing going forward, now that you have kind of gone through several quarters where you have been buying and working some portfolios, whether that is going to become a more regular part of the income statement going forward?

Rick Palmer:      Bill, the current quarter was $1.5 million; last quarter was
                  $1.7 million. They are the same basic type of activity; using resales to augment enhancements on files. In the third quarter, we had a different kind of sale income item; it coincidentally was $1.7 million last third quarter, which was from a sale of account or balance transfer program, a different animal altogether.

                  Going forward, it would be likely that we would use this technique to augment the purchase program.

Michael Barrist:  Bill, one of the things that we have looked at very carefully is we have not historically sold a lot of accounts downstream.

Bill Warmington:  Right, that is why I was asking.

Michael Barrist:  Right, and one of the reasons being we use a five year curve for a bank of paper, which is on the shorter side of what we all know is the life of these assets, so you have money coming in after five years that is in essence going to be pure profit to the Company. And, NCO has a pretty strong servicing platform - we use agencies behind ourselves; the value that we would get downstream for this paper is relatively low. We have, however, as Rick said, been selling off pieces of purchased portfolios as part of the initial transaction with a plan to do that.

                  So, in other words, we may deploy several million dollars of cash or plan to sell 10% of the file or 15% of the file and that has been a valuable tool for us in places where we may not want to own assets or in conjunction with a program of working with other buyers, which I can't stress enough. Much like commercial banking, it makes absolute sense on these real large portfolios where the sellers want to deal with one entity and we can potentially get them a slightly better price, because, as you know, when we deploy large portfolios, we have to lower our expected collections for the spin-up risk. By splitting it across a couple of buyers and being able to accommodate it into our servicing platform, we can, in essence, pay the seller a little more, but at the same time, not looking upon ourselves to take all of that risk in one body, which I think makes good business sense for us in the current market.

Bill Warmington:  All right, thank you very much.

Operator:         You have a question from Warren Clifford with Clifford
                  Capital Management.

Warren Clifford:  Yeah, a couple of questions. As an outsider and not an expert in this field by any means, is it possible to arrange something with your parent where the percentage you pay them for a collection is always a fixed percentage of the collections rather than variable because there is an obvious potential conflict of interest.

Michael Barrist:  You mean a fixed fee versus a percentage?

Warren Clifford:  Not a fixed fee, a percentage but a constant percentage.

Michael Barrist:  Well, it is, in essence, a constant percentage depending on whether it is primary paper, meaning it is fresh paper being sold by the seller; or whether it is secondary, meaning it has been through a collection agency; or tertiary, meaning it has been through two collection agencies. Our servicing agreement across the two companies has specific fees for those specific components of business.

                  To the extent we then outsource to outside agencies, those expenses are passed through by NCO Group at cost, we don't mark them up or anything. There are some cases where there have been unusual portfolios where the management of the portfolio business has negotiated with the service people to come up with a market price and there is another circumstance where they have actually benchmarked the parent's performance against outside players. And, additionally, with these joint purchases, we have information sharing agreements with the partners, so that to the extent we buy a file 50/50 with another debt purchaser we are going to share performance statistics with them to determine if the performance is in line. But it is a very specific fee schedule attached to the joint servicing agreement between the entities and it is strictly adhered to.

Warren Clifford:  Okay, to follow up on the prior person's question a little bit on these legal fees. How much are the legal fees going down into subsequent quarters?

Michael Barrist:  I think it is anticipated to go down about $200,000 second quarter versus the first quarter.

Rick Palmer:      Approximately by half, at least.

Warren Clifford:  On the guidance, the $0.05-$0.10 per quarter - that seems a fairly dramatic decrease looking forward from what you have had this quarter and what you have had in prior years. As I say, I am not an expert in this field, but it just seems pretty dramatic, particularly when your competitor, or one of your competitors, Portfolio Recovery Associate seems to be doing very well.

Michael Barrist:  I can't speak for Portfolio Recovery Associates. They are a newer public company and they don't have the same business model that we do in that they have captive assets that work their business, whereas we have a variable cost structure, which has merits. And, in some cases where there is a slowing in the debt purchase side and an aging of the portfolio, the variable nature of the cost structure can come back and hurt you, in essence, as opposed to help you. I think the issue here is that we have a business of assets that have been purchased over time, and the ratio of newer assets to older assets has transitioned across the last four to six quarters and that has changed the amount of revenue we drive from each collective dollar, and has lowered the amount of revenue that comes in the front door. At the same time you have an aging portfolio that costs more, you have it going to outside vendors and lawyers and they cost more on a contingent basis and that has caused profitability to decrease.

                  Now, the good news is, that, for the last several quarters, we have deployed a lot of capital and, if that trend continues, there will be upside to the earnings guidance. We are just being very cautious. What the marketplace looks like, while we have been able to spend the money in the last two quarters, a lot of the fundamental things you look at when you are in a marketplace as far as pricing and number of players entering the marketplace, did not give us a warm and fuzzy feeling as to the longevity of being able to spend our entire budget.

Warren Clifford:  Okay, I look forward to this upside. I hope it is in my life time.

Operator:         Again, if you would like to ask a question, please press star and then the number one on your telephone keypad.

                  Your next question comes from Gary Steiner with AWAD Asset Management.

Gary Steiner:     Hi. I was just wondering if I sort of annualized the guidance that you gave for the second quarter and I guess for the rest of the year, it equates to an ROE on this business of 6-7%. I think your first quarter equates to an ROE of around 8-9%, and I am wondering, as an NCO shareholder, given the higher risk nature of this business, whether this is a reasonable business to be in and one where you earn returns that justify that risk?

Michael Barrist:  Obviously, there are some business issues in the portfolio purchase business in general for an NCPM shareholder. If you are looking at it from the NCO Group side, and I would appreciate this question again in the NCO Group call because I think it is a good question, it is a little more interrelated on the NCO Group side from just the value of the investment on the assets. There are servicing fees and client relationships in general that are very robust that this is just one component of the services that we need to be able to offer across our client base. And, it is something that our clients do need. It is something we gain access to because of who we are in the market and if we did not have this in our tool kit of things that we could offer our clients, it would adversely affect that business and that is kind of the nature of why we knew we wanted to be in this business and why we created this separate entity. To have that symbiotic relationship, which, again, there are good sides to having an association with the service platform - the variability, the cost structure, those types of things, which make absolute business sense from a risk perspective. Although the current market has changed and we have not deployed as much capital as we would have liked. Those things don't seem apparent right now, but what I would tell you is, if there were a complete downturn in the debt purchase marketplace, I think when you compare NCO Portfolio to some of the other companies out there, you would find that our cost structure and our model makes a lot more sense than it might appear that it does right now.

Gary Steiner:     Michael, what do you think would be a reasonable expectation over a longer term period in terms of what kind of returns on equity you can generate in this business or is that the wrong way to look at it? Should I not look at it as NCPM needs to earn a certain return on equity or return on capital, or I should just look at it as an NCOG holder that you sort of need to be in the business because it is important from an NCOG standpoint?

Michael Barrist:  There are obviously two parts to that question. From an NCO
                  Portfolio perspective, obviously the Company should be driving and producing an appropriate return on equity. And given the nature that we have not deployed as much capital as we would have liked and the portfolios are aging out, those numbers are lower than we would like to see right now. But, quite frankly, if the economy turns up or if the buy market stays stable, which we hope it will, those numbers will come back up to better levels and the comparison to other businesses in the world, I think, will produce a satisfactory return for our investors.

                  As far as NCO Group's view, as an NCO Group shareholder, again, I think you have to take a holistic view. Yes, we should be gaining appropriate return on our assets that are deployed into this marketplace, but you have to look at the holistic view of the amount of servicing fees that NCO Group generates and the amount of other client business that is intertwined with this. And, look at it at a macro level, that is something that every competitor we have in this space has and it is something that needs to be in our tool kit. We have not done the analysis as a formal return on equity, but I think you could do an analysis and maybe Steven will spend some time between the calls so he is better prepared to answer the question when you ask it hopefully at the NCO Group conference call to what the absolute benefit is to NCO Group in being in this business.

Steven Winokur:   The other advantage you also have is that when you are doing your ROE or ROI, or whatever metric you are using, the fact that you are quickly amortizing these files over that five year period, that heavier weight toward the front is going to skew those ratios.

Gary Steiner:     Okay, thank you.

Operator:         There are no further questions at this time, sir.

Michael Barrist:  Thank you. I would like to thank everyone for joining our call today. As always, please feel free to give Rick or myself a call if you have any further questions. Thank you.

Operator:         Thank you for participating in today's conference call. You may now all disconnect.

                               [END OF CONFERENCE]